INTERSTATE POWER AND LIGHT COMPANY
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS

                                                                                          Exhibit 12

                                     ---------------------------------------------------------------
                                        2002         2001          2000         1999         1998
                                     ---------------------------------------------------------------

Net income                             $90,877      $98,066      $103,127      $97,292      $80,667
Income taxes                            62,294       52,967        65,020       69,291       52,587
                                     ---------------------------------------------------------------
Net income before income
 taxes                                 153,171      151,033       168,147      166,583      133,254
                                     ---------------------------------------------------------------

Interest expense                        67,458       68,149        67,234       66,973       67,180
Estimated interest
 component of rent expense               4,394        4,923         5,530        4,539        4,588
                                     ---------------------------------------------------------------
Fixed charges as defined                71,852       73,072        72,764       71,512       71,768

Preferred dividend requirements
 (pre-tax basis)                         4,824        5,252         5,549        5,815        5,598

                                     ---------------------------------------------------------------
Fixed charges and preferred
 dividend requirements                  76,676       78,324        78,313       77,327       77,366
                                     ---------------------------------------------------------------

Earnings as defined                   $225,023     $224,105      $240,911     $238,095     $205,022
                                     ===============================================================

Ratio of Earnings to Combined
 Fixed Charges and Preferred
 Dividend Requirements (Unaudited)        2.93         2.86          3.08         3.08         2.65
                                     ===============================================================